EXHIBIT 23.1

Consent of Independent Appraisal Firm

We hereby consent to the reference to Willamette Management Associates and to the incorporation of information contained in our “Summary Appraisal Report of The Fair Market Value of the Common Stock of The PBSJ Corporation for the year ended September 30, 2008”, to which this consent is an exhibit.

Signed

City, State

December 17, 2008